EXHIBIT 10.18

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement is made and entered into as of the day and date noted on the last page hereof, by and between SciQuest, Inc. (the “Company”) and Stephen J. Wiehe (the “Executive”), to be effective as of January 1, 2004.

W I T N E S S E T H:

WHEREAS, the Company wishes to provide the Executive additional compensation in the event of a Change of Control of the Company and the happening of certain events;

WHEREAS, the Executive is willing to remain employed with the Company for such additional compensation; and

NOW, THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS.

A. AGREEMENT shall mean this Change of Control Agreement between the Executive and the Company.

B. BASE SALARY shall mean the routine wages paid to Executive, exclusive of any employee benefits, bonuses, incentive compensation, or other non-recurring compensation, regardless of whether such compensation is taxable or not. However, notwithstanding the foregoing, the term Base Salary shall include routine wages paid to the Executive even though the Executive may choose to contribute all or a portion of such wages on a pre-tax basis through a Code §125 cafeteria plan or a Code §401(k) plan sponsored or maintained by a member of the Controlled Group.

C. BOARD shall mean the Board of Directors of the Company.

D. CAUSE shall mean any of the following:

(1) The willful and continued failure of Executive to substantially or satisfactorily perform his duties under this Agreement as determined by the good-faith judgment of the Board of Directors, other than any such failure resulting from death or a Disability;

(2) The conviction of Executive based on, or Executive’s pleading nolo contendere to, an allegation of, fraud, embezzlement, theft or another felony (excluding a traffic violation).

(3) Any willful and continued act or omission by Executive that, in the good-faith judgment of the Board, is demonstrably and materially injurious to the Company’s business or reputation.

(4) A willful and continued breach of any of the material terms of this Agreement, and/or any attachments.

No act or omission under any of clauses (1), (3) or (4) above shall constitute Cause (and will not be considered “willful and continued”) unless such act or omission continues after the Board (i) provides Executive written notice describing the particular act(s) or omission(s) which the Board believes in good faith to constitute Cause, (ii) provides Executive an opportunity, as soon as reasonably possible, but in no event greater than thirty (30) days following that notice, to meet in person with the Board to explain or defend the alleged act(s) or omission(s) and, to the extent practicable, to cure such act(s) or omission(s), and (iii) following the expiration of such notice and cure period, determines that such act(s) or omission(s) have not been cured. No act or omission shall be considered “willful” if Executive believed in good faith and based upon reasonable business judgment that such acts or omissions were in the best interests of the Company.

E. CHANGE OF CONTROL shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company in fact is required to comply with Regulation 14A. Notwithstanding the foregoing, a Change of Control shall be deemed to have occurred if:

(1) any “person” (as used in Section 13(d) of the Exchange Act) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of equity securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company’s then outstanding equity securities; or

(2) the Company shall reorganize or merge with or consolidate into any other entity, other than a reorganization, merger, or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing less than fifty percent (50.0%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger, or consolidation; or

(3) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company’s assets.

For purposes of the definition of Change of Control, a person has “control” over another person if that first person has the power, directly or indirectly, to direct the management and policies of that other person. However, notwithstanding the foregoing, no Change of Control shall be deemed to occur under this Agreement unless the Change of Control results in proceeds to the Company and/or its stockholders in an aggregate amount such that the implied enterprise value of the Company is at least equal to the product of (i) the number of issued and outstanding shares of the Company’s common stock as of the end of the Company’s fiscal quarter immediately preceding the initial announcement of the Change of Control multiplied by (ii) the average closing price of the Company’s common stock for the last thirty (30) trading days in the Company’s fiscal quarter immediately preceding the initial announcement of the Change of Control.

F. CHANGE OF CONTROL BENEFIT shall mean, with respect to a Change of Control, a lump sum cash payment in an amount equal to the annual base salary being paid to the Executive by all members of the Controlled Group immediately prior to his termination of employment with all members of the Controlled Group; provided, however, that if the Executive was receiving an annual base salary at any time during the two year period immediately prior to such date of termination that was higher than such annual base salary, such higher annual base salary shall be used to determine the Executive’s Change of Control Benefit.

G. CODE shall mean the Internal Revenue Code of 1986, as amended.

H. COMPANY shall mean SciQuest, Inc., its successors and assigns, including without limitation any successor resulting from a Change of Control.

I. CONTROLLED GROUP shall mean the Company and any other entity whose employees would be required to be aggregated with the employees of the Company under Code §414(b), (c), (m) or (o).

J. DISABILITY shall mean, with respect to the Executive, a permanent and total disability, which shall be deemed to exist (i) if Executive is unable reasonably to perform his or her then current duties and responsibilities because of any medically determinable physical or mental incapacity that has lasted or can reasonably be expected to last for at least one hundred eighty (180) consecutive days and (ii) a qualified independent physician selected by or acceptable to the Company and Executive (or his legal representative) confirms such disability. If Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician, and those two physicians shall select a third. The determination of Disability by such third physician, made in writing to the Company and Executive, shall be final and conclusive for all purposes of this Agreement. In this circumstance, Executive shall, if there is any question about his Disability, submit to a physical examination by such third physician. All costs of the physician(s) shall be borne by the Company.

K. EXECUTIVE shall mean Stephen J. Wiehe.

L. EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

M. GOOD REASON shall mean any of the following:

(1) the Company materially reduces Executive’s then current duties or responsibilities, provided that any change in Executive’s title and reporting level within the Controlled Group that results directly from the occurrence of a Change of Control shall not, in and of itself, be sufficient to qualify as Good Reason under this clause (1); or

(2) the Company reduces Executive’s then current Base Salary; or

(3) the Company materially reduces Executive’s benefits or rights under any executive bonus or other incentive compensation plan; or

(4) the Company has failed to timely pay Executive any amounts otherwise vested and due, including any bonus, and such failure continues for ten (10) business days following written notice of nonpayment to the Company;

(5) the Company has taken action which would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under any employee benefit plan sponsored and maintained by the Company, except that any reduction, modification or elimination of a benefit shall not be considered under this clause (5) if such reduction, modification or elimination is applied to all similarly situated employees of the Company or to all similarly situated executive employees of the Company; or

(6) the Company materially breaches any employment agreement between the Executive and the Company; or

(7) the Company requires Executive to relocate more than 50 miles from the location of the Company’s offices on the date of this Agreement.

Except as expressly provided in clause (4) above, none of the foregoing clauses shall constitute “Good Reason” unless Executive (i) provides the Board written notice of the occurrence of any act(s) or omissions(s) described above that may constitute Good Reason describing the particular act(s) or omission(s) which Executive believes in good faith to constitute Good Reason, (ii) provides the Board an opportunity, within thirty (30) days following delivery of that notice, for the Board to explain or defend the alleged act(s) or omission(s) and to cure such act(s) or omission(s), and (iii) following the expiration of such notice and cure period, determines that such act(s) or omission(s) have not been cured.

2.	PAYMENT OF CHANGE OF CONTROL BENEFIT.

A. CONDITIONS FOR CHANGE OF CONTROL BENEFIT. In consideration of the continued employment of the Executive by the Company, the Company shall pay the Executive a Change of Control Benefit if and only if:

(1) The Executive remains employed with the Company or another member of the Controlled Group until at least three (3) months prior to the occurrence of a Change of Control during the term of this Agreement; and

(2) The Executive’s employment with all members of the Controlled Group is terminated as of, within twenty-four (24) months following, or within three (3) months immediately preceding, the occurrence of such Change of Control; and

(3) The Executive’s termination of employment is either:

(i) by a member of the Controlled Group without Cause; or

(ii) by Executive for Good Reason; or

(iii) by reason of Executive’s death or Disability; and

(4) The Executive executes a valid and enforceable separation and release agreement in a form prepared by the Company (or other Controlled Group member) whereby the Executive releases the Company and all other Controlled Group members from any and all liability and claims of any kind which Executive may have relating to his or her employment with the Company or other Controlled Group members.

B. TIMING OF PAYMENT OF CHANGE OF CONTROL BENEFIT. The Executive’s Change of Control Benefit shall be paid within five (5) days of the date on which the Executive executes the separation agreement and general release specified in clause (4) of Paragraph A above and such executed document becomes effective and irrevocable.

C. WITHHOLDINGS. The Executive’s Change of Control Benefit shall be subject to all applicable federal, state and local withholdings (e.g., taxes and social security).

D. GOLDEN PARACHUTE LIMITATION ON PAYMENT. Notwithstanding any provision of this Agreement to the contrary, if the Change of Control Benefit to be paid to the Executive under this Agreement would somehow cause the Executive to be subject to the excise tax imposed by Code §4999 on golden parachute payments, then, to the extent that the total “parachute payments” (as defined in Code §280G(b)(2)) which would be made to the Executive are greater than three (3) times the Executive’s “base amount” (as defined in Code §280G(b)(3)), the Change of Control Benefit to be paid under this Agreement, to the extent that it would constitute a “parachute payment,” shall be reduced to the extent necessary so that the total “parachute payments” which would be paid to the Executive shall not exceed three (3) times the Executive’s “base amount.” The Company shall have complete discretion to appoint competent tax experts to make the calculations required by this limitation, and the calculations made by such experts shall be final and binding upon both the Company and the Executive.

3. TERM OF AGREEMENT. This Agreement shall continue in effect for a period of one (1) year from its effective date as noted on the first page hereof (the “Initial Period”). Upon expiration of such initial period (or any renewal period, as described below), this Agreement shall automatically renew for a one-year period unless either the Executive or the Company notifies the other prior to the end of the initial period or the renewal period that the Agreement will not be renewed. This Agreement shall only be effective during the initial period and any renewal periods thereafter, and will not apply with respect to any Change of Control occurring thereafter.

4.	MISCELLANEOUS PROVISIONS.

A. SET OFF. If the Executive has any outstanding obligations to the Company at the time his Change of Control Benefit should become payable under this Agreement, the Executive hereby acknowledges that the Company is authorized to deduct such amounts owed to the Company from the Executive’s Change of Control Benefit.

B. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement, and supersedes any prior communications, agreements or understandings, whether oral or written, between the parties relating to the subject matter of this Agreement. However, notwithstanding the foregoing, this Agreement does not supersede or modify any existing written employment agreement or similar agreement between the Executive and the Company, including, but not limited to, any agreement concerning confidential information or post-termination obligations to the Company.

C. GOVERNING LAW. The parties hereto agree that the laws of the State of North Carolina shall govern this Agreement, and that if North Carolina’s conflict of law rules would apply another state’s law, the parties agree that North Carolina law shall still govern.

D. SUCCESSORS AND ASSIGNS. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, or consolidation, and shall be binding upon the heirs and assigns of the Executive. The Executive shall not have the right to assign his or her rights under this Agreement.

E. CONFIDENTIALITY. The terms of this Agreement are highly confidential. Accordingly, Executive agrees and acknowledges that neither he or she, nor their spouse or others acting on their behalf will make disclosures concerning the existence or terms of this Agreement to any person or entity, except (1) your spouse, (2) your attorneys, accountants or financial advisors, but only to the extent that disclosure is necessary to obtain professional services from such persons, or (3) a governmental agency or court of competent jurisdiction pursuant to a legally enforceable subpoena. If disclosure is made by Executive to any person described in clauses (1) or (2) above, the Executive will inform such person of this confidentiality provision and will receive the individual’s agreement not to make any use, disclosure or announcement concerning this Agreement in violation of this confidentiality restriction.

F. EMPLOYMENT TERMS. Nothing contained in this Agreement shall be construed to give the Executive any rights to continued employment with the Company or any member of the Controlled Group.

5.MANDATORY ARBITRATION OF DISPUTES. Except as provided in this Section 5, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall be submitted to and settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”). Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Notwithstanding the then-current Rules, the following shall apply with respect to arbitration proceedings, unless expressly agreed to otherwise by the parties:	Initials of Parties:

	Executive	Company

A. The arbitration proceeding shall be held in Wake County, North Carolina. The arbitration shall be conducted by a single arbitrator selected in accordance with the Rules.

B. The arbitrator shall be and remain at all times wholly independent and impartial.

C. The administrative costs of the arbitration proceeding and the arbitrator’s compensation shall be allocated equally between the parties by the AAA. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all fees, expenses, and costs. “Fees, expenses, and costs” mean all reasonable pre-award expenses of the arbitration, including without limitation the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, witness fees, and attorneys’ fees and expenses.

D. The decision of the arbitrator shall be in writing, and shall be final and binding upon the parties.

E. It is the parties’ intent that the arbitration process proceed as quickly as possible. Accordingly, the party filing the demand for arbitration (the claimant) shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after the AAA notifies the parties of the appointment of the arbitrator. The respondent shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after receiving the claimant’s statement of position and documents. If the respondent includes a counterclaim against the claimant, the claimant shall submit a statement of its position on that counterclaim, along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after receiving the claimant’s statement of position and documents. Each party shall have the right to take one deposition of the other. No further discovery shall be allowed. A party will not be allowed to introduce documents into evidence at the hearing unless they were provided to the other party with its statement of position, as described above. In order to be considered timely submitted, the submission must be delivered by hand delivery on the date it is due, or dispatched via a recognized overnight delivery service the day before the submission is due, in such manner that it is reasonable to expect that delivery will be made on the due date. All such submissions shall simultaneously be filed with the arbitrator.

F. The arbitration hearing shall be held within twenty (20) business days after the date the last statement of position is submitted or was due to be submitted. The arbitrator shall render his or her award within ten (10) business days after conclusion of the hearing. The arbitrator shall agree to comply with this schedule before accepting appointment. However, the time limits set forth in paragraphs E and G of this Section 5 may be extended by agreement of the parties or by the arbitrator if the arbitrator deems such extension to be necessary.

G. The arbitrator shall not have the authority to award punitive damages.

H. Any claim or action must be brought within one (1) year after the cause of action accrues.

IN WITNESS WHEREOF, the Company and the Executive have executed this agreement, and hereunto set their hands and seals and initials, as of the date first written above.

Executive:	Company:

SCIQUEST, INC.

By:
STEPHEN J. WIEHE	Its: